Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

December 2, 2021

Regulus Therapeutics Inc.

4224 Campus Pointe Court, Suite 210

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to Regulus Therapeutics Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 96,180,552 shares of the Common Stock, $0.001 par value, of the Company on behalf of certain selling stockholders, including 58,923,352 currently outstanding shares of Common Stock (the “Shares”) and 37,257,200 shares of Common Stock issuable upon the conversion of 3,725,720 shares of Class A-4 Convertible Preferred Stock (the “Conversion Shares,” together with the Shares, the “Securities”). The Securities were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of November 24, 2021, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, the Securities Purchase Agreement, the Certificate of Designation of Preferences, Rights and Limitations of Class A-4 Convertible Preferred Stock (the ”Certificate of Designation”) and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Conversion Shares, when issued upon conversion in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Regulus Therapeutics Inc.

December 2, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Thomas A. Coll
Thomas A. Coll

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com